EXHIBIT 23.6

                        CONSENT OF INDEPENDENT AUDITORS

The Partners
Brown Flournoy Equity Income Fund Limited Partnership:

We consent to the inclusion of our report dated January 17, 1997, with respect to the balance sheets of Brown-Flournoy Equity Income Fund Limited Partnership as of December 31, 1996 and 1995, and the related statements of operations, partners' capital (deficit) and cash flows for each of the years in the three-year period ended December 31, 1996 in the joint registration statement on Form S-3 of Mid-America Capital Partners, L.P. and Mid-American Finance, Inc. and on Form S-11 of Mid-America Mortgage Trust, 1998-1. We also consent to the reference to our firm under the heading "Experts" in the Prospectus.

                                                           KPMG Peat Marwick LLP

Baltimore, Maryland
February 9, 1998